Exhibit 99.1

Green Thumb Industries (GTI) Announces Resignation of Armen Yemenidjian

Chicago and Vancouver, British Columbia, April 6, 2020 – Green Thumb Industries Inc. (GTI) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise™ and Essence retail stores, today announced that Armen Yemenidjian has stepped down from his role as President in order to spend more time with his family in Nevada.

Yemenidjian will continue to work with the Company for the next six months to ensure a smooth transition, particularly focusing on Green Thumb’s business in Nevada and California.

“Armen is an early pioneer in the industry and built a great company that we acquired and integrated into our business last year,” said Green Thumb Founder and Chief Executive Officer Ben Kovler. “I am grateful to Armen for the contributions he made to the Company, and I look forward to working with him during the transition period.”

“I am committed to helping the company do what it takes to continue to achieve its goals. I intend to continue to be a substantial long-term shareholder of Green Thumb,” said Yemenidjian.

About Green Thumb Industries:

Green Thumb Industries (GTI), a national cannabis consumer packaged goods company and retailer, is dedicated to providing dignified access to cannabis while giving back to the communities in which they serve. GTI manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Dr. Solomon’s, incredibles, Rythm and The Feel Collection. The company also owns and operates rapidly growing national retail cannabis stores called Rise™ and Essence. Headquartered in Chicago, Illinois, GTI has 13 manufacturing facilities, licenses for 96 retail locations and operations across 12 U.S. markets. Established in 2014, GTI employs approximately 1,700 people and serves thousands of patients and customers each year. GTI was named a Best Workplace 2018 by Crain’s Chicago Business and MG Retailer magazine in 2018 and 2019. More information is available at GTIgrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements which may constitute “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” or similar expressions and include information regarding the filing of the Documents and the timing thereof. The forward-looking information in this news release is based upon the expectations of future events which management believes to be reasonable. Any forward-looking information speaks only as of the date on which it is made, and, except as required by law, GTI does not undertake any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise. The forward-

looking information in this news release is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those express or implied. When considering these forward-looking statements, readers should keep in mind the risk factors and other cautionary statements in GTI’s public filings with the applicable securities regulatory authorities on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

Investor Contact:	Media Contact:

Jennifer Dooley	Linda Marsicano
Chief Strategy Officer	VP, Corporate Communications
InvestorRelations@gtigrows.com	lmarsicano@gtigrows.com
310-622-8257	773-354-2004

Source: Green Thumb Industries